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                                                                    EXHIBIT 1(I)

                             ARTICLES SUPPLEMENTARY

                                       OF

                           PACIFIC HORIZON FUNDS, INC.

                  PACIFIC HORIZON FUNDS, INC., a Maryland Corporation having its principal office in the City of Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  Class B Common Stock-Special Series 2

                  FIRST: Pursuant to Section 2-208 of the Maryland General Corporation Law, the Board of Directors of the Corporation has classified Two Billion ($2,000,000,000) shares of authorized, unissued and unclassified capital stock of the Corporation (par value One Mill ($0.001) per share) as Class B Common Stock-Special Series 2 (par value One Mill ($0.001) per share), such that there now exists a total of Five Billion (5,000,000,000) shares of capital stock of the Corporation classified as Class B Common Stock-Special Series 2, pursuant to the following resolution adopted by a Unanimous Consent of the Board of Directors of the Corporation dated November 18, 1991:

                                    RESOLVED, that pursuant to Article VI of the
                  Articles of Restatement of the Corporation Two Billion (2,000,000,000) authorized, unissued and unclassified shares of capital stock of the Corporation of the par value of One Mill ($0.001) per share and of the aggregate par value of Two Million Dollars ($2,000,000)) be, and hereby are, divided into and classified as Class B Common Stock-Special Series 2, with all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of
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                  redemption set forth in the Charter of the Corporation with respect to Class B Common Stock-Special Series 2.

                  General

                  SECOND: The shares of capital stock of the Corporation classified pursuant to the resolution set forth in Article FIRST of these Articles Supplementary have been classified by the Corporation's Board of Directors under the authority contained in the Charter of the Corporation.

                  IN WITNESS WHEREOF, PACIFIC HORIZON FUNDS, INC. has caused these presents to be signed in its name and on its behalf by its Executive Vice President and its corporate seal to be hereunto affixed and attested by its Secretary on this 22nd day of November, 1991.

                                                  PACIFIC HORIZON FUNDS, INC.


[SEAL]                                            By:/s/ William B. Blundin
                                                     ----------------------
                                                        William B. Blundin
                                                        Executive Vice President

Attest: /s/ W. Bruce McConnel, III
        --------------------------

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                                   CERTIFICATE

                  THE UNDERSIGNED, Executive Vice President of PACIFIC HORIZON FUNDS, INC., who executed on behalf of said Corporation the attached Articles Supplementary of said Corporation, of which this Certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the attached Articles Supplementary to be the corporate act of said Corporation, and certifies that to the best of his knowledge, information and belief the matters and facts set forth in the attached Articles Supplementary with respect to authorization and approval are true in all material respects, under the penalties for perjury.



Dated:  November 22, 1991                            /s/ William B. Blundin
                                                     ----------------------
                                                     William B. Blundin
                                                     Executive Vice President


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